Exhibit 99. ACCT

EXHIBIT (a)(4)

Registrant’s Independent Public Accountant

AIM INTERNATIONAL MUTUAL FUNDS (INVESCO INTERNATIONAL MUTUAL FUNDS)

Funds	Predecessor Fund
Invesco Oppenheimer International Equity Fund	Oppenheimer International Equity Fund
Invesco Oppenheimer International Growth Fund	Oppenheimer International Growth Fund

The Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Funds for the Funds’ current fiscal year. PwC serves as the independent registered public accounting firm for other Invesco Funds.

Prior to the close of business on May 24, 2019, each Predecessor Fund was an unaffiliated investment company that was audited by a different independent registered public accounting firm (the “Prior Auditor”).

Effective May 24, 2019, the Prior Auditor resigned as the independent registered public accounting firm of the Predecessor Funds. The Prior Auditor’s report on the financial statements of the Predecessor Funds for the past two years did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the Predecessor Funds’ two most recent fiscal years and through May 24, 2019, there were no (1) disagreements with the Prior Auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the Prior Auditor’s satisfaction, would have caused it to make reference to that matter in connection with its report; or (2) “reportable events,” as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Trust has requested that the Prior Auditor furnish it with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated August 8, 2019 is attached as Attachment A to this exhibit.

Attachment A

August 8, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Oppenheimer International Equity Fund and Oppenheimer International Growth Fund and, under the date of January 22, 2019, we reported on the financial statements of Oppenheimer International Equity Fund and Oppenheimer International Growth Fund as of and for the years ended November 30, 2018 and 2017. On May 24, 2019, we resigned as independent public accountant.

We have read the statements made by AIM International Mutual Funds (Invesco International Mutual Funds) included under Item 13(a)(4) of Form N-CSR dated August 8, 2019, and we agree with such statements except that we are not in a position to agree or disagree with the statement that the Board of Trustees appointed, upon recommendation of the Audit Committee, PricewaterhouseCoopers LLP as the independent registered public accounting firm of Invesco Oppenheimer International Equity Fund and Invesco Oppenheimer International Growth Fund.

Very truly yours,

/s/ KPMG LLP